                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                JANUARY 8, 2001
             ------------------------------------------------------
                Date of Report (Date of earliest event reported)

                        INHALE THERAPEUTIC SYSTEMS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                      023556                94-3134940
-------------------------------     -------------         --------------------
(State or other jurisdiction of      (Commission           (I.R.S. Employer
        incorporation)               File Number)          Identification No.)



                               150 Industrial Road
                              San Carlos, CA 94070
             ------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (650) 631-3100
             ------------------------------------------------------
              (Registrant's telephone number, including area code)


             ------------------------------------------------------
                   (Former name, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

            On January 8, 2001, the offer (the "Purchase Offer") made by Inhale Therapeutic Systems, Inc. ("Inhale") to acquire all of the issued and to be issued share capital of Bradford Particle Design plc ("Bradford"), a United Kingdom company, was declared unconditional under English law. The Purchase Offer, which was previously announced in Inhale's Press Release dated December 21, 2000, was made on and subject to the terms and conditions set out in the Recommended Offer document by Cazenove & Co. on behalf of Inhale for Bradford, dated December 21, 2000 and the Form of Acceptance included therein. As of January 11, 2001, Inhale has received valid acceptances (the "Offer Acceptances") from the holders of 1,946,939 shares in the aggregate, representing approximately 95%, of the existing issued ordinary share capital of Bradford.

               Inhale acquired the issued share capital of Bradford for approximately 3.75 million in newly issued shares of Inhale common stock and approximately $20.0 million in cash. For each share of Bradford common stock Inhale will issue 1.8354 new shares of Inhale common stock and pay approximately $9.80 in cash. This exchange rate was calculated using an average of the closing market price on Nasdaq of Inhale shares of common stock, as shown on the Bloomberg stock quotation system, for the period from November 3, 2000 through December 20, 2000.

            The foregoing description of the Purchase Offer is qualified in its entirety by reference to the Purchase Offer, together with all attachments, exhibits and appendixes thereto, which is filed herewith as
Exhibit 2.2 and incorporated herein by reference. A Press Release of Inhale announcing the Purchase Offer was filed as an exhibit to Inhale's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2000.

            The cash portion of the purchase price as well as fees, expenses and other costs related to the Purchase Offer are expected to be funded by Inhale from a combination of available cash and cash equivalents. The acquisition will be accounted for using the purchase method of accounting.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

The following financial statements and exhibits are filed as part of this Report, where indicated.

(a)              FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                 Attached hereto are the audited profit and loss accounts of Bradford Particle Design plc for the years ended May 31, 2000 and 1999, the balance sheets as of May 31, 2000 and 1999 and the cash flow statements for the years ended May 31, 2000 and 1999.

                 Attached hereto are the unaudited profit and loss accounts of Bradford Particle Design plc for the six-month periods ended November 30, 2000 and 1999, the unaudited balance sheets as of November 30, 2000 and 1999 and the unaudited


                                       2.

                 cash flow statements for the for the six-month periods ended November 30, 2000 and 1999.

 (b)             PRO FORMA FINANCIAL INFORMATION.

                 Attached hereto are the unaudited pro forma condensed combined balance sheet of Inhale Therapeutic Systems, Inc.
                 as of September 30, 2000, the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000, and for the year ended December 31, 1999, based on Inhale Therapeutic Systems, Inc.'s historical financial statements as adjusted to give effect to the acquisition of Bradford Particle Design plc.

(c) THE FOLLOWING EXHIBITS ARE FILED HEREWITH AND INCORPORATED HEREIN BY REFERENCE:

                                  EXHIBIT INDEX


      EXHIBIT NUMBER        DESCRIPTION
      --------------        -----------


           2.2              Recommended  Offer, dated December 21, 2000, by
                            Cazenove & Co. on behalf of Inhale Therapeutic
                            Systems, Inc. for Bradford Particle Design plc

            23              Consent of Ernst & Young LLP, Independent Auditors




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                INHALE THERAPEUTIC SYSTEMS, INC.

Dated:     January 11, 2001      By: /s/ Brigid A. Makes
                                   -------------------------------
                                   Brigid A. Makes
                                   Chief Financial Officer and Vice President,
                                   Finance and Administration

                                   (Duly Authorized Officer and Principal
                                   Financial and Accounting Officer)


                                       3.

                          INDEX TO FINANCIAL STATEMENTS



BRADFORD PARTICLE DESIGN PLC


Independent Auditors Report....................................................................        F-1

Profit and Loss Accounts for the years ended May 31, 2000 and 1999.............................        F-2
Balance Sheets as of May 31, 2000 and 1999.....................................................        F-3
Cash Flow Statements for the years ended May 31, 2000 and 1999.................................        F-4
Notes to Financial Statements..................................................................        F-5

Balance Sheets as of November 30, 2000 and 1999................................................        F-21
Profit and Loss Accounts for the six-months periods ended November 30, 2000 and 1999...........        F-22
Cash Flow Statements for the six months ended November 30, 2000 and 1999.......................        F-23
Notes to Unaudited Financial Statements........................................................        F-24

INHALE THERAPEUTIC SYSTEMS, INC.

Unaudited Pro Forma Condensed Combined Financial Information...................................        F-25
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000..................        F-27
Unaudited Pro Forma Condensed Combined Statement of Operations for the year
       ended December 31, 1999.................................................................        F-28
Unaudited Pro Forma Condensed Combined Statement of Operations for the nine
       months ended September 30, 2000.........................................................        F-29
Notes to Unaudited Pro Forma Condensed Combined Financial Information..........................        F-30



                         Report of Independent Auditors

The Board of Directors and Shareholders
Bradford Particle Design plc

We have audited the accompanying balance sheets of Bradford Particle Design plc as of May 31, 2000 and 1999, and the related profit and loss account, cash flow statement, statement of total recognized gains and losses and movements in shareholders' funds for each of the years in the two-year period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom that are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended May 31, 2000, in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. A description of the significant differences between the two accounting standards, including presentation differences, that are applicable to the Company are summarized in Note 21 to the financial statements.

                                                 /s/ Ernst & Young LLP

Palo Alto, California
January 5, 2001

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                             Profit and Loss Account


                                                                               YEARS ENDED
                                                                                 MAY 31
                                                                     --------------------------------
                                                            NOTE          2000            1999
                                                       ----------------------------------------------
                                                                       (pound)        (pound)


Turnover                                                     2              615,420      1,305,780
Other operating income                                       3               36,673         96,614
Raw materials and consumables                                              (137,131)       (94,126)
Staff costs:
   Wages and salaries                                                      (748,829)      (434,056)
   Social security costs                                                    (68,861)       (38,424)
   Other pension costs                                                      (99,805)       (60,476)
Depreciation                                                               (168,606)      (165,506)
Other operating charges                                                    (639,143)      (520,621)
                                                                     --------------------------------
Operating (loss) profit                                      4           (1,210,282)        89,185

Interest receivable and similar income                       7                4,358          5,670
Interest payable and similar charges                         7              (13,209)            --
                                                                     --------------------------------
(Loss) profit on ordinary activities before taxation                     (1,219,133)        94,855

Tax on (loss) profit on ordinary activities                  8               88,979        (22,984)
                                                                     --------------------------------
Retained (loss) profit for the financial year               15           (1,130,154)        71,871
                                                                     ================================



There were no recognized gains or losses other than the (loss) profit for the year.

A statement of movements on reserves is shown in Note 14 to the financial statements and a reconciliation of shareholders' funds is shown in Note 15.

The results for the year relate solely to continuing activities.



                             SEE ACCOMPANYING NOTES.
                                       F-2

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                                 Balance Sheets


                                        Note                MAY 31, 2000               MAY 31, 1999
                                        -------------------------------------------------------------------
                                                        (pound)      (pound)        (pound)      (pound)


Fixed assets:
   Tangible assets                            9                     1,196,764                    378,647

Current assets:
   Debtors                                   10          171,446                    488,037
                                                     --------------             --------------
                                                         171,446                    488,037

Creditors: amounts falling due within
   one year                                  11         (993,628)                  (456,961)
                                                     --------------             --------------
Net current (liabilities) assets                                     (822,182)                    31,076
                                                                  ---------------            --------------
Total assets less current liabilities                                 374,582                    409,723

Provisions for liabilities and charges       12                            --                    (75,729)
                                                                  ---------------            --------------
Net assets                                                            374,582                    333,994
                                                                  ===============            ==============

Capital and reserves:
   Called up equity share capital            13                       181,851                      1,000
   Share premium account                     14                     1,143,891                         --
   Profit and loss account                   14                      (951,160)                   332,994
                                                                  ---------------            --------------
Equity shareholders' funds                   15                       374,582                    333,994
                                                                  ===============            ==============



                             SEE ACCOMPANYING NOTES.
                                        F-3

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                              Cash Flow Statements


                                                                               YEARS ENDED
                                                                                 MAY 31
                                                                     --------------------------------
                                                                          2000            1999

                                                             Note
                                                       ----------------------------------------------
                                                                           (pound)            (pound)


Net cash outflow from operating activities                                 (659,494)      (124,583)
Returns on investments and servicing of finance              18                (349)         5,670
Taxation                                                                    (12,085)        (2,922)
Capital expenditure                                          18            (964,633)      (216,400)
                                                                     --------------------------------
Cash outflow before use of liquid resources and
   financing                                                             (1,636,561)      (338,235)

Financing                                                    18           1,170,741             --
                                                                     --------------------------------
Decrease in cash                                                           (465,820)      (338,235)
                                                                     ================================


RECONCILIATION  OF NET CASH  FLOW TO  MOVEMENT
         IN NET DEBT
Decrease in cash                                                           (465,820)      (338,235)
(Overdraft) cash at June 1                                                 (174,992)       163,243
                                                                     --------------------------------
Overdraft at May 31                                          19            (640,812)      (174,992)
                                                                     ================================

RECONCILIATION OF OPERATING (LOSS) PROFIT TO NET CASH
   OUTFLOW FROM OPERATING ACTIVITIES
Operating (loss) profit                                                  (1,210,282)        89,185
Depreciation charge                                                         168,606        165,506
Decrease in provisions                                                           --        (14,000)
Decrease (increase) in debtors                                              328,677       (352,749)
Increase (decrease) in creditors                                             53,505        (12,525)
                                                                     --------------------------------
Net cash outflow from operating activities                                 (659,494)      (124,583)
                                                                     ================================



                             SEE ACCOMPANYING NOTES.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                          Notes to Financial Statements

                                  May 31, 2000


1. ACCOUNTING POLICIES

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Company's financial statements.

BASIS OF PREPARATION

The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost accounting rules in the United Kingdom (UK). Amounts are presented in UK Pound Sterling. The Pound Sterling conversion rate at May 31, 2000 and May 31, 1999 was approximately $1.48 to (pound)1.00 and 1.60 to (pound)1.00, respectively. The average pound sterling conversion rate for the fiscal years ended May 31, 2000 and 1999 was
1.60 to (pound)1.00 and 1.65 to (pound)1.00, respectively.

TURNOVER

Turnover comprises the invoices value of equipment sold, receipts in respect of the granting of license rights together with collaboration, consultancy and similar payments.

GRANTING OF LICENSE RIGHTS

Receipts in respect of the granting of license rights or options to purchase license rights to industry partners or other third parties are recognized in the profit and loss account in the year in which they are receivable.

COLLABORATION, CONSULTANCY, AND SIMILAR PAYMENTS

Amounts receivable from industry partners in relation to contributions to research activities or specific technology applications are recognized in the profit and loss account over the period of collaboration in order to match the expenditure profile.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


1. ACCOUNTING POLICIES (CONTINUED)

GRANT INCOME

Grants are recognized in the profit and loss account so as to match them with the expenditure towards which they are intended to contribute providing the conditions for their receipt have been complied with.

RESEARCH AND DEVELOPMENT EXPENDITURE

Research and development expenditure is written off to the profit and loss account in the year in which it is incurred.

DEPRECIATION

Depreciation is provided by the Company to write off the cost less estimated residual value of tangible fixed assets by equal installments over their estimated useful economic lives, as follows:


                                                  LEASE TERM
                                            -----------------------
                                                  (IN YEARS)


          Leasehold improvements                  Lease term
          Research plant and equipment               2-9
          Office equipment                            3



No depreciation is provided on assets in the course of construction.

The carrying value of tangible fixed assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying amount may not be recoverable.

TAXATION

The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallize in the foreseeable future.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


1. ACCOUNTING POLICIES (CONTINUED)

WARRANTY PROVISIONS

Where a warranty is provided in relation to prototype and test equipment sold, provision is made for the commitment on each specific sale, having regard to the level of innovation in the product.

PENSIONS

The Company operates a self-administered defined contribution scheme for its executive directors. Contributions are charged to the profit and loss account when payable. The Company also operates a defined contribution scheme for other staff. Contributions are independently administered by an insurance company and are charged to the profit and loss account when payable.

2. TURNOVER

The geographical analysis of turnover, which arises from the principal activities of the Company is as follows:


                                                                     YEARS ENDED
                                                                       MAY 31,
                                                              2000                  1999
                                                     ---------------------------------------------
                                                              (pound)                   (pound)

ANALYSIS OF TURNOVER BY GEOGRAPHICAL MARKET:
   United Kingdom                                             438,881                743,111
   Other Europe                                                95,925                449,176
   USA                                                         59,014                 93,493
   Asia                                                        21,600                 20,000
                                                     ---------------------------------------------
                                                              615,420              1,305,780
                                                     =============================================



                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


2. TURNOVER (CONTINUED)

           ANALYSIS OF TURNOVER BY CATEGORY:



                                                                              YEARS ENDED
                                                                                MAY 31,
                                                                       2000                  1999
                                                            -------------------------------------------
                                                                     (pound)                (pound)


           Equipment sales                                             45,850                     --
           Collaboration, consultancy, and similar payments           562,070                675,780
           Granting of licenses                                         7,500                630,000
                                                             -----------------------------------------
                                                                      615,420              1,305,780
                                                             =========================================



 3. OTHER OPERATING INCOME


                                                                  YEARS ENDED
                                                                    MAY 31,
                                                              2000          1999
                                                     --------------------------------------
                                                              (pound)       (pound)


           Grant income                                       36,673       96,356
           Other                                                  --          258
                                                     --------------------------------------
                                                              36,673       96,614
                                                     ======================================



4. OPERATING (LOSS) PROFIT

Operating (loss) profit is stated after charging:


                                                                 YEARS ENDED
                                                                    MAY 31,
                                                              2000          1999
                                                     -------------------------------------
                                                              (pound)      (pound)


           Auditors' remuneration:
             Audit                                             12,000      12,000
             Other services                                     3,600       3,450

           Operating lease rentals:
             Property                                          64,343      44,004
             Motor vehicles                                        --      15,469
           Depreciation                                       168,606     165,506
           Research and development expenditure             1,303,662     919,246


                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


5. DIRECTORS' EMOLUMENTS



                                                                     YEARS ENDED
                                                                       MAY 31,
                                                              2000                  1999
                                                     ---------------------------------------------
                                                            (pound)                (pound)


           Remuneration                                      264,958                 150,249
           Pension contributions                              47,155                  31,850
                                                     ---------------------------------------------
                                                             312,113                 182,099
                                                     =============================================



The emoluments (excluding pension contributions) of the highest paid director were (pound)127,292. The pension contribution of the highest paid director was (pound)31,823.

Retirement benefits are accruing to four directors (1999: 3 directors) under defined contribution schemes.

6. STAFF NUMBERS

The average number of persons employed by the Company (including directors) during the year, was as follows:


                                                               NUMBER OF EMPLOYEES FOR
                                                                     YEARS ENDED
                                                                       MAY 31,
                                                              2000                  1999
                                                     ---------------------------------------------


           Research and administration                         25                    15



7. INTEREST


                                                                     YEARS ENDED
                                                                       MAY 31,
                                                              2000                  1999
                                                    ---------------------------------------------
                                                            (pound)                (pound)


Bank interest receivable                                       4,358               5,670
Bank interest payable                                        (13,209)                 --
                                                     ---------------------------------------------
                                                              (8,851)              5,670
                                                     =============================================


                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)

8. TAX ON (LOSS) PROFIT ON ORDINARY ACTIVITIES


                                                                     YEARS ENDED
                                                                       MAY 31,
                                                              2000                  1999
                                                     ---------------------------------------------
                                                            (pound)                (pound)


           Corporation tax at 20% (1999: 21%):
             Current year                                    (12,085)               13,250
             Prior year                                       (1,165)               (2,128)

           Deferred tax:
             Current year                                    (75,207)               10,156
             Prior year                                         (522)                1,706
                                                     ---------------------------------------------
                                                             (88,979)               22,984
                                                     =============================================



Tax losses available to be set off against future profits of the Company amount to approximately(pound)2,200,000 subject to the agreement of the Inland Revenue (1999:(pound)nil).

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


9. TANGIBLE FIXED ASSETS


                                           ASSETS
                                           IN THE          RESEARCH
                                         COURSE OF           PLANT            OFFICE
                                        CONSTRUCTION       EQUIPMENT         EQUIPMENT          TOTAL
                                    -----------------------------------------------------------------------
                                           (pound)          (pound)           (pound)          (pound)


   COST
   At beginning of year                     47,361          672,814            36,216          756,391
   Additions                               861,851           73,721            51,151          986,723
                                    -----------------------------------------------------------------------

   At end of year                          909,212          746,535            87,367        1,743,114
                                    -----------------------------------------------------------------------

   DEPRECIATION
   At beginning of year                         --          351,009            26,735          377,744
   Charge for year                              --          154,929            13,677          168,606
                                    -----------------------------------------------------------------------

   At end of year                               --          505,938            40,412          546,350
                                    -----------------------------------------------------------------------

NET BOOK AMOUNT AT MAY 31, 2000            909,212          240,597            46,955        1,196,764
                                    =======================================================================
AT MAY 31, 1999                             47,361          321,805             9,481          378,647
                                    =======================================================================


10. DEBTORS


                                                              2000                  1999
                                                     ---------------------------------------------
                                                            (pound)                (pound)


           Trade debtors                                       111,153               420,570
           Other debtors                                        20,511                19,683
           Prepayments and accrued income                       39,782                47,784
                                                     ---------------------------------------------
                                                               171,446               488,037
                                                     =============================================


                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


11. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                              2000                  1999
                                                     ---------------------------------------------
                                                             (pound)               (pound)


           Bank overdrafts                                   640,812               174,992
           Trade creditors                                   118,062                62,785
           Corporation tax                                        --                13,250
           Other creditors, including other taxation
             and social security                              24,323                17,291
           Accruals and deferred income                      210,431               188,643
                                                     ---------------------------------------------
                                                             993,628               456,961
                                                     =============================================



12. PROVISIONS FOR LIABILITIES AND CHARGES

Deferred taxation provided in the accounts and the amounts not provided are as follows:


                                                            PROVIDED             NOT PROVIDED
                                                     ---------------------------------------------
                                                            (pound)                (pound)
           At June 1, 1999                                    75,729                   --
           Credit in the year                                (75,729)                  --
                                                     ---------------------------------------------
           At May 31, 2000                                        --                   --
                                                     =============================================


                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


13. CALLED UP EQUITY SHARE CAPITAL


                                        2000              1999               2000              1999
                                 --------------------------------------------------------------------------
                                       Number            Number              (pound)               (pound)


AUTHORIZED
   Ordinary shares of(pound)1 each           --            10,000                 --            10,000
   "A" shares of(pound)1 each                 1                --                  1                --
   Ordinary shares of 10p each        1,899,990                --            189,999                --
                                 --------------------------------------------------------------------------
                                                                             190,000            10,000
                                                                      =====================================

ALLOTTED,  CALLED  UP  AND  FULLY
PAID
   Ordinary shares of(pound)1 each           --             1,000                 --             1,000
   "A" shares of(pound)1 each                 1                --                  1                --
   Ordinary shares of 10p each        1,818,500                --            181,850                --
                                 --------------------------------------------------------------------------
                                                                             181,851             1,000
                                                                      =====================================


On July 22, 1999, a special resolution was passed subdividing each ordinary share of (pound)1 each in the issued and authorized but unissued share capital of the Company into ten ordinary shares of 10 pence each.

On July 22, 1999, a special resolution was passed to increase the authorized share capital of the Company to (pound)190,000, divided into 1,899,990 10p ordinary shares and one "A" share of (pound)1 each. On a transfer of a controlling interest in the Company or on a winding up, or on return of the capital, the "A" shares are entitled to receive, in priority to the holders of the ordinary shares (pound)17.70 per share and any arrears or accruals of dividend on the "A" shares.

On July 22, 1999, a special resolution was passed under which (pound)169,000 of the Company's profit and loss account was capitalized and 1,690,000 ordinary shares of 10 pence each were allotted and issued, credited as paid in full, to the shareholders of the Company in proportion to their existing shareholdings. Following the issue of an offer for subscription in July 1999, the Company issued 118,500 ordinary shares of 10p each at a price of (pound)10 per share, raising (pound)1,185,000 less expenses.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


14. RESERVES


                                                             SHARE                      PROFIT
                                                            PREMIUM                    AND LOSS
                                                            ACCOUNT                     ACCOUNT
                                                     ---------------------------------------------
                                                            (pound)                     (pound)


     At June 1, 1999                                                   --               332,994
     Capitalization of reserves (NOTE 13)                              --              (169,000)
     Transfer of prior year expenses on share issue               (15,000)               15,000
     Retained loss for financial year                                  --            (1,130,154)
     Premium on shares issued during the year (net of
      current year expenses)                                    1,158,891                    --
                                                     ---------------------------------------------
     At May 31, 2000                                            1,143,891              (951,160)
                                                     =============================================



15. RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS



                                                              2000                       1999
                                                     ---------------------------------------------
                                                              (pound)                   (pound)


     Opening shareholders' funds                                    333,994               262,123
     Retained (loss) profit for the financial year               (1,130,154)               71,871
     New equity share capital subscribed (net of
        current year expenses)                                    1,170,742                    --
                                                     ---------------------------------------------
     Closing shareholders' funds                                    374,582               333,994
                                                     =============================================



16. COMMITMENTS

Capital commitments authorized and contracted for at the balance sheet date but not provided for within the accounts amounted to (pound)nil (1999:
(pound)516,980).

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


16. COMMITMENTS (CONTINUED)

Annual commitments under noncancelable operating leases are as follows:



                                                              2000                    1999
                                                     ---------------------------------------------
                                                             (pound)                 (pound)


Property leases terminating
Within one year                                                  9,126                15,581
In one to two years                                                 --                 9,105
In the second to the fifth years inclusive                      14,777                    --
After five years                                                51,075                    --
                                                     ---------------------------------------------
                                                                74,978                24,686
                                                     =============================================



17. POST BALANCE SHEET EVENT

Since the year end, a contract has been signed for a license agreement with a major U.S. pharmaceutical company, which triggered an upfront license fee of (pound)1.9m, paid during October 2000.

On December 21, 2000, a U.S. drug delivery company (Inhale Therapeutic Systems, Inc.) offered to purchase the Company for approximately (pound)135 million. The offering will grant each shareholder 1.8354 new shares of the acquiring company and (pound)6.146 in cash for each Bradford share.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


18. GROSS CASH FLOW


                                                                            2000                 1999
                                                                   -------------------------------------
                                                                          (pound)               (pound)


RETURNS ON INVESTMENTS AND SERVICING OF FINANCES
   Interest received                                                         4,358             5,670
   Interest paid                                                            (4,707)               --
                                                                   -------------------------------------
                                                                              (349)            5,670
                                                                   =====================================

CAPITAL EXPENDITURE
Payments to acquire intangible fixed assets                               (964,633)         (216,400)
                                                                   =====================================

FINANCING

New equity share capital subscribed                                      1,185,000                --
Expenses paid in connection with share issues                              (14,259)               --
                                                                   -------------------------------------
                                                                         1,170,741                --
                                                                   =====================================



19. ANALYSIS OF NET DEBT


                                                        AT JUNE 1,            CASH             AT MAY 31,
                                                          1999                FLOW                2000
                                               ------------------------------------------------------------
                                                         (pound)             (pound)             (pound)


Overdrafts                                              (174,992)           (465,820)          (640,812)
                                               ============================================================



20. RELATED PARTY TRANSACTIONS

During the year the University of Bradford, which has an interest in the share capital of the Company, charged the Company (pound)36,000 (1999:
(pound)36,000) for research activities and(pound)38,034 (1999:(pound)43,442) for salary costs. The Company also made sales of(pound)63,332 (1999:
(pound)10,113) to the University of Bradford.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


21. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements of the Company have been prepared in accordance with United Kingdom generally accepted accounting principles (UK GAAP) which differ in certain significant respects from United States generally accepted accounting principles (US GAAP). A description of the significant differences between UK GAAP and US GAAP, including presentation differences, that are applicable to the Company is set out below:

REVENUE RECOGNITION

UK GAAP requires that revenue be recognized based on an assessment of the substance of a transaction and whether the transaction has given rise to new assets or liabilities for the reporting entity or has changed the entity's existing assets or liabilities. Where a transaction incorporates one or more options, guarantees or conditional provisions, their commercial effect should be assessed in the context of all the aspects and implications of the transaction, including assessment of the inherent risks and the likelihood of those risks having a commercial effect in practice, in order to determine what assets and liabilities arise from the transaction. Furthermore, in order to recognize assets/liabilities arising from a transaction there must be sufficient evidence of the existence of these items and their monetary amount must be measurable with sufficient reliability.

US GAAP, as interpreted by the U.S. Securities and Exchange Commission ("SEC") under Staff Accounting Bulletin ("SAB") No. 101, has specific revenue recognition criteria that apply to nonrefundable upfront license fees and certain guaranteed payments associated with multiyear collaborations. In particular, when the Company has continuing involvement with the customer, up-front, nonrefundable fees and certain other payments are earned over the period of the continued involvement. This period of continuing involvement represents the culmination of the earnings process.

Prior to the SEC's issuance of Staff Accounting Bulletin 101, UK GAAP revenue recognition practices for up-front, nonrefundable technology fees were similar to US GAAP. SAB 101 is effective for companies no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999, and therefore, no adjustments were required for the period under audit in order to reconcile to US GAAP.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)

21. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

CASH FLOWS

The Cash Flow Statement is prepared in accordance with Financial Reporting Standard No. 1 (revised) `Cash Flow Statements' ("FRS 1"). Its objectives and principles are similar to those set out in SFAS 95. The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows for: (a) operating activities; (b) exceptional non-operating items; (c) dividends from associated undertakings; (d) returns on investments and servicing of finance; (e) taxation; (f) capital expenditure and financial investment; (g) acquisition and disposals; (h) equity dividend paid; and (i) financing. SFAS 95 requires only three categories of cash flow activity:(a) operating; (b) investing; and (c) financing. Cash flows from exceptional non-operating items, returns on investments and servicing of finance, and taxation shown under FRS 1 would be included as operating activities under SFAS 95. Changes in overdrafts are included within cash equivalents under FRS 1 and would be considered a financing activity under SFAS
95. Under US GAAP, capital expenditure and financial investment and acquisitions and disposals are reported within investing activities.

DEFERRED TAXATION

UK GAAP requires that no provision for deferred taxation should be recorded if there is reasonable evidence that such taxation will not be payable in the foreseeable future. Deferred tax assets are only recognized when they are expected to be recoverable without replacement by equivalent deferred tax assets.

US GAAP requires full provision of deferred taxation liabilities and permits deferred tax assets to be recognized if their realization is considered to be more likely than not. There are no differences in respect of the amounts of deferred taxation recorded in the financial statements because the Company has net deferred tax assets and considers that it is more likely than not that they will not be recovered.

STATEMENT OF COMPREHENSIVE INCOME

Under UK GAAP, the Company presents a statement of Profit and Loss Account, which is equivalent to a Statement of Comprehensive Income under US GAAP.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


21. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

PROSPECTIVE ACCOUNTING CHANGES

In June 1998, the FASB issued Statement of Financial Accounting Standards, ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, SFAS No. 133 would not create significant differences between its financial position, results of operations or cash flows prepared on UK GAAP and US GAAP bases. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "ACCOUNTING CHANGES." In March 2000, the SEC issued SAB 101A, "AMENDMENT: REVENUE RECOGNITION IN FINANCIAL STATEMENTS," and in June 2000, the SEC issued SAB 101B, "SECOND AMENDMENT: REVENUE RECOGNITION IN FINANCIAL STATEMENTS," which delay the implementation. SAB 101, as modified, is effective for companies no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999.

Upon adoption of the SAB interpretation, management expects the cumulative effect on shareholders' funds would be a net decrease of approximately (pound)690,000 as of May 31, 2000.

                            Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                    Notes to Financial Statements (continued)


21. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

PROSPECTIVE ACCOUNTING CHANGES (CONTINUED)

In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION - AN INTERPRETATION OF APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company currently issues stock to employees at the deemed fair market value and does not give stock options to nonemployees. As such, the Company expects that FIN 44 would not create significant differences between its financial position, results of operations or cash flows prepared on UK GAAP and US GAAP bases.

The Company does not believe that the effect of the adoption of FRS 16 "Current Taxation" for UK GAAP purposes in the year ending May 31, 2001 will be material.

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                            Unaudited Balance Sheets


                                                                     NOVEMBER 30,
                                                                 2000          1999
                                                             ----------------------------
                                                                (pound)       (pound)

Fixed assets:
   Tangible assets                                            1,102,220       893,397
                                                            -----------------------------

Current assets:
   Debtors                                                      523,356       189,066
   Cash at bank and in hand                                   4,728,662       144,754
                                                            -----------------------------
                                                              5,252,018       333,820

Creditors: amounts falling due within one year                 (474,245)      (90,581)
Net current assets                                            4,777,773       243,239
                                                            -----------------------------
Total assets less current liabilities                         5,879,993     1,136,636

Creditors: amounts falling due after more than one year              --        75,729
                                                            -----------------------------
Net assets                                                    5,879,993     1,060,907
                                                            =============================

Capital and reserves:
   Called up share capital                                      181,850         1,000
   Share premium account                                      5,055,441     1,185,000
   Profit and loss account                                      642,702      (125,093)
                                                            -----------------------------
Equity shareholders'  funds                                   5,879,993     1,060,907
                                                            =============================


                            SEE ACCOMPANYING NOTES.
                                       F-21

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                        Unaudited Profit and Loss Account


                                                                   SIX MONTHS ENDED
                                                                      NOVEMBER 30,
                                                                  2000          1999
                                                             ------------------------------
                                                                 (pound)       (pound)

Turnover and other operating income                            2,884,760        382,725
Total operating charges                                        1,298,291        840,638
                                                             ---------------------------
Operating (loss) profit                                        1,586,469       (457,913)

Other (charges) income                                             7,394           (173)
                                                             ---------------------------
Total recognized (loss) profit                                 1,593,863       (458,086)
                                                             ===========================


There were no recognized gains or losses other than the (loss) profit for the year.


                            SEE ACCOMPANYING NOTES.

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                         Unaudited Cash Flow Statements


                                                                    SIX MONTHS ENDED
                                                                       NOVEMBER 30,
                                                                 2000             1999
                                                             -------------------------------
                                                                (pound)          (pound)

Cash (outflow) inflow from operating activities                (253,867)       1,493,367
Returns on investments and servicing of finance                    (173)           7,394
Taxation                                                             --          (12,085)
Capital expenditure and financial investment                   (596,954)         (30,751)
                                                             -------------------------------
Cash (outflow) inflow before use of liquid resources and       (850,994)       1,457,925
   financing

Financing                                                      1,170741        3,911,549
                                                             -------------------------------
(Decrease) increase in cash in the period                       319,747        5,369,474
                                                             ===============================



                            SEE ACCOMPANYING NOTES.

                          Bradford Particle Design plc
                   (formerly Bradford Particle Design Limited)

                     Notes to Unaudited Financial Statements

1. ACCOUNTING POLICIES

The profit and loss account and balance sheet for the half-year periods ended November 30, 2000 and 1999 have been prepared on a basis consistent with the accounting policies disclosed in the audited financial statements of Bradford Particle Design plc for the two years ended May 31, 2000.

2. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with United Kingdom generally accepted accounting principles (UK GAAP) which differ in certain significant respects from generally accepted accounting principles in the United States of America (US GAAP). A description of the significant differences between UK GAAP and US GAAP, including presentation differences, that are applicable to the Company, is set out in the financial statements for the two years ended May 31, 2000.

3. STATUS OF UNAUDITED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED NOVEMBER 30, 2000

The financial information included in these half-year unaudited financial statements does not comprise statutory financial statements within the meaning of Section 240 of the United Kingdom Companies act 1985.

4. PROSPECTIVE ACCOUNTING CHANGES

A description of the prospective US GAAP accounting changes is set out in the financial statements for the two years ended May 31, 2000. Upon adoption of the SAB 101 revenue recognition interpretations, the six-month period ended November 30, 2000, total revenue would decrease approximately (pound)2,235,000 and the cumulative effect on shareholders' funds would be a net decrease of approximately (pound)2,925,000.

All other prospective accounting pronouncements described in the May 31, 2000 audited financial statements would not have a significant effect on the results of operations or the financial position of the Company.

                        INHALE THERAPEUTIC SYSTEMS, INC.

                          UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANICAL INFORMATION

         The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Inhale Therapeutic Systems, Inc. ("Inhale") of the entire issued share capital of Bradford Particle Design plc ("Bradford").

         The unaudited pro forma condensed combined financial information including the accompanying notes, have been derived from the historical financial statements of Inhale, are based on and qualified in their entirety by reference to, and should be read in conjunction with, the reported audited consolidated financial statements and the accompanying notes of Inhale and Bradford.

         The unaudited pro forma condensed combined balance sheet as of September 30, 2000, has been prepared assuming the acquisition had been consummated as of that date. The unaudited pro forma condensed combined statements of operations are provided for the year ended December 31, 1999 and the nine months ended September 30, 2000, including the amortization of goodwill and other intangible assets, giving effect to the acquisition as though it had occurred as of January 1, 1999.

         The acquisition of Bradford has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on fair values at the date of acquisition. The allocation of the aggregate purchase price for the acquisition, together with the liabilities assumed pursuant thereto, to the net assets acquired has been based on management's preliminary estimate. Adjustments to asset values and liabilities in the final allocation may differ from these estimates, which could impact future earnings.

         Inhale Therapeutic Systems, Inc.'s historical condensed financial information included in these pro forma financial statements is derived from its September 30, 2000 unaudited consolidated financial statements included in its Form 10-Q for the same period, and from its December 31, 1999 audited consolidated financial statements included in its most recent Form 10-K/A. Bradford's financial information included in these pro forma financial statements is derived from its nine months ended August 31, 2000 unaudited financial statements, and from its twelve months ended November 30, 1999 unaudited financial statements. Bradford's financial statements included in the pro forma information as of all dates and for all periods presented have been adjusted, where appropriate, to present Bradford's financial position and results of operations in accordance with generally accepted accounting principles in the United States. These adjustments are more fully described in Bradford's November 30, 2000 unaudited financial statements, and in its May 31, 2000 audited financial statements, which are included as exhibits to this filing.

         The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial positions that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies and should not be construed as respresentative of these amounts for any future dates or periods.

                        INHALE THERAPEUTIC SYSTEMS, INC.

                          UNAUDITED PRO FORMA CONDENSED
                              COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                       AS OF SEPTEMBER 30, 2000
                                            --------------------------------------------------------------------------------
                                                  INHALE           BRADFORD          PRO FORMA
                                                HISTORICAL        HISTORICAL        ADJUSTMENTS              PRO FORMA
                                            --------------------------------------------------------     -------------------



ASSETS:
Current assets:
   Cash and cash equivalents................    $    93,095         $     9          $   (20,000)   (B)      $     73,104
   Short-term investment....................        187,819              --                                       187,819
   Accounts receivable......................          1,942             199                                         2,141
   Other current assets.....................          5,788               1                                         5,789
                                            --------------------------------------------------------     -------------------
Total current assets........................        288,644             209              (20,000)                 268,853

Property, plant and equipment, net..........        101,472           1,650                                       103,122
Equity investment ..........................         16,314              --                                        16,314
Goodwill....................................                                             103,507    (D)           103,507
Other assets................................         13,895              --               23,200    (C)            37,095
                                            --------------------------------------------------------     -------------------
Total assets ...............................    $   420,325         $ 1,859          $   106,707             $    528,891
                                            ========================================================     ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

   Accounts payable and accrued liabilities     $    17,158         $ 1,398          $     1,500    (E)      $     20,056
   Deferred revenue.........................          4,361                                                         4,361
                                            --------------------------------------------------------     -------------------
Total current liabilities...................         21,519           1,398                1,500                   24,417

Tenant improvement loan.....................          4,867              --                                         4,867
Convertible subordinated debentures.........        237,760              --                                       237,760
Other long-term liabilities.................          2,010              --                6,960    (L)             8,970

Stockholders' Equity:

   Common stock.............................              4              --                                             4
   Capital in excess of par value...........        296,734           1,929               (1,929)   (A)           296,734
                                                                                         158,708    (F)           158,708
   Deferred compensation....................         (2,081)             --                                        (2,081)
   Accumulated other comprehensive loss.....         11,772              --                                        11,772
                                                                                         (60,000)   (G)           (60,000)
   Accumulated deficit......................       (152,260)         (1,468)               1,468    (A)          (152,260)
                                            --------------------------------------------------------     -------------------
Total stockholders' equity (deficit)........        154,169             461               98,247                  252,877
                                            --------------------------------------------------------     -------------------
Total liabilities and shareholder's equity..    $   420,325         $ 1,859          $   106,707             $    528,891
                                            ========================================================     ===================


                        INHALE THERAPEUTIC SYSTEMS, INC.


                          UNAUDITED PRO FORMA CONDENSED
                         COMBINED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               FOR THE YEAR ENDED DECEMBER 31, 1999
                                       --------------------------------------------------------------------------------------
                                             INHALE            BRADFORD           PRO FORMA                   PRO FORMA
                                           HISTORICAL         HISTORICAL         ADJUSTMENTS
                                       -----------------------------------------------------------       --------------------


Revenue:
   Contract research revenue ........      $   41,358          $    1,864         $     (895)      (J)        $   42,327
                                       -----------------------------------------------------------       --------------------

Total revenues                                 41,358               1,864               (895)                     42,327

Operating costs and expenses:
   Research and development .........          64,083               1,197                 --                      65,280
   General and administrative .......           7,869               1,261                 --                       9,130
   Purchased in-process research and
     development ....................           9,890                  --                 --                       9,890
   Amortization of goodwill and other
     intangible assets...............              --                  --             25,447      (H)             25,447
                                       -----------------------------------------------------------       --------------------
Total operating expenses ............          81,842               2,458             25,447                     109,747
                                       -----------------------------------------------------------       --------------------

Loss from operation .................         (40,484)               (594)           (26,342)                    (67,420)

Other income ........................              --                   2                 --                           2
Interest income/(expense), net ......           2,036                 (37)            (1,200)      (I)               799
                                       -----------------------------------------------------------       --------------------
Net loss before income tax ..........         (38,448)               (629)           (27,542)                    (66,619)

Income tax benefit ..................              --                  --              1,613       (K)             1,613
                                       -----------------------------------------------------------       --------------------
Net loss.............................      $  (38,448)         $     (629)        $  (25,929)                 $  (65,006)
                                       ===========================================================       ====================


Basic and diluted net loss per share.                                                                         $    (1.72)
                                                                                                         ====================

Weighed average number of shares.....                                                                             37,768
                                                                                                         ====================


                        INHALE THERAPEUTIC SYSTEMS, INC.

                          UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                          ---------------------------------------------------------------------------------
                                                INHALE           BRADFORD          PRO FORMA                PRO FORMA
                                              HISTORICAL        HISTORICAL        ADJUSTMENTS
                                          --------------------------------------------------------      -------------------


Revenue:
   Contract research revenue                  $    38,483         $ 1,074           $      327     (J)       $   39,884
                                          --------------------------------------------------------      -------------------
Total revenues                                     38,483           1,074                  327                   39,884

Operating costs and expenses:
   Research and development                        74,797           1,167                   --                   75,964
   General and administrative                       9,696           1,085                   --                   10,781
   Purchased in-process research and
     development                                    2,292              --                   --                    2,292
   Amortization of goodwill and other
     intangible assets                                 --              --               19,085     (H)           19,085
                                          --------------------------------------------------------      -------------------
Total operating expenses                           86,785           2,252               19,085                  108,122
                                          --------------------------------------------------------      -------------------

Loss from operation                               (48,302)         (1,178)             (18,758)                $(68,238)

Other income                                          752             129                 (900)    (I)              (19)
Interest income/(expense), net                    (10,244)            (13)                                      (10,257)
                                          --------------------------------------------------------      -------------------
Net loss before income tax                        (57,794)         (1,062)             (19,658)                 (78,514)

Income tax benefit                                                                       1,387     (K)            1,387
                                          --------------------------------------------------------      -------------------
Net loss                                      $   (57,794)        $(1,062)          $  (18,271)              $  (77,127)
                                          ========================================================      ===================


Basic and diluted net loss per share                                                                         $    (1.73)
                                                                                                        ===================

Weighed average number of shares                                                                                 44,494
                                                                                                        ===================



                        INHALE THERAPEUTIC SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

         On December 21, 2000, Inhale Therapeutic Systems, Inc. ("Inhale") announced an offer to purchase all of the outstanding shares of Bradford Particle Design plc ("Bradford") an unquoted British company for cash and stock valued at approximately $200 million in a purchase business combination (the "Agreement"). On January 8, 2000, Inhale received irrevocable undertakings from 95% of Bradford's shareholders to accept the offer.

         Pursuant to the Agreement, Inhale issued 3,752,406 shares of its common stock and $20.0 million in cash in exchange for 100% of the outstanding shares of Bradford's common stock, including outstanding stock options. At closing, all outstanding stock options of Bradford were fully vested.

         Inhale's total cost to acquire Bradford is estimated to be $187.2 million based on an average price of $42 per share of Inhale's common stock. The stock price used for the pro forma presentation is based on an average price from receipt of unconditional acceptances of the offer. The actual book value used to record the transaction may differ from these preliminary estimates.

         Bradford's financial statements included in the pro forma financial information as of all dates and for all periods presented have been adjusted, where appropriate, to present Bradford's financial position and results of operations in accordance with generally accepted accounting principles in the United States. Included in these adjustments is the assumed conversion of the functional currency from UK Pound Sterling to U.S. dollars. The assumed conversion rates used at August 31, 2000, for the twelve-month period ended November 30, 1999 and for the nine-month period ended August 31, 2000 were $1.4550, $1.5927, and $1.4550 per (pound)1.00, respectively.

         The cost to acquire Bradford has been allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The allocation of the aggregate purchase price is based on management's preliminary estimate. A formal valuation analysis for purposes of allocating the fair value of purchased assets and liabilities has not been completed. As such, adjustments to asset values and liabilities in the final allocation may differ significantly from these estimates, which could impact future earnings.

                        INHALE THERAPEUTIC SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED)

         The estimated purchase cost of Bradford is as follows (in thousands):





Cash and cash equivalents...................................................   $ 20,000
Value of securities issues..................................................    157,601
Assumption of Bradford's common stock options...............................      1,107
Deferred tax liability......................................................      6,960
Estimated transaction costs and expenses....................................      1,500
                                                                             ----------
                                                                              $ 187,168
                                                                             ==========


The preliminary purchase price allocation as of September 30, 2000 is as follows (in thousands):

                                                                                                 ANNUAL
                                                                                              AMORTIZATION
                                                          AMOUNT             USEFUL LIFE     OF INTANGIBLES
                                                    ---------------------------------------------------------
                                                                              (IN YEARS)
Net tangible assets of Bradford..................      $    461
Intangible assets acquired:
     Patents.....................................        15,000                   5              $3,000
     In-process research and development.........        60,000                  --                  --
     Assembled workforce.........................           800                   3                 266
     Customer base...............................         2,000                   5                 400
     Trademark/tradename.........................         5,400                   5               1,080
     Goodwill....................................       103,507                   5              20,701
                                                       --------                                 -------
Total preliminary purchase price allocation......      $187,168                                 $25,447
                                                       ========                                 =======


         In-process research and development represents that portion of the purchase price of an acquisition related to the research and development activities which: (i) have not demonstrated their technological feasibility, and
(ii) have no alternative future uses. Accordingly, Inhale will recognize an expense of $60.0 million upon consummation of the transaction.

         The acquired assembled workforce is comprised of all the skilled employees and includes the estimated cost to replace existing employees, including recruiting and training costs and loss of productivity costs. Inhale will amortize the value assigned to the assembled workforce on a straight-line basis over an average estimated useful life of 3 years.

                        INHALE THERAPEUTIC SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED)

         Acquired customer base is based on historical costs incurred and is comprised of management's estimation of resources that have been devoted to development of the relationships with key customers. Inhale will amortize the value assigned to customer relationships on a straight-line basis over an average estimated life of 5 years.

         The acquired trademark is recognized for the intrinsic value of Bradford's name and products in the market place. Inhale will amortize the value assigned on a straight-line basis over an average estimated life of 5 years.

         Goodwill, which represents the excess of the purchased price of an investment in an acquired business over the fair value of the underlying net identifiable asset, will be amortized on a straight-line basis over its estimated remaining useful life.


       DESCRIPTION OF PRO FORMA ADJUSTMENTS RECORDED IN PRO FORMA FINANCIAL INFORMATION




        (A)       To eliminate Bradford's historical equity accounts.

        (B)       To  reflect  the cash  payment of cash and cash equivalents to fund a portion of the purchase consideration.

        (C)       To reflect the estimated fair value of identifiable intangible assets acquired as a result of the acquisition.

        (D)       To reflect the goodwill originating from the acquisition.

        (E)       To reflect the estimated direct transaction costs recorded as part of the purchase price.

        (F)       To reflect the issuance of Inhale's common stock to Bradford
                  Particle Design plc and to replace vested Bradford stock options.

        (G)       To reflect the estimated purchase in-process research and development charge. This charge is excluded from the unaudited pro forma condensed combined statements of operations due to its
                  non-recurring nature.

        (H) To reflect the amortization of goodwill and identifiable intangible assets on a straight-line basis over estimated useful lives of 3 to 5 years.

        (I) To reflect a reduction of interest income earned as a result of the $20 million cash payment, assumed at 6% for purposes of the unaudited pro forma condensed combined statement of operations.


                                       F-32


                        INHALE THERAPEUTIC SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED)


   DESCRIPTION OF PRO FORMA ADJUSTMENTS RECORDED IN PRO FORMA FINANCIAL INFORMATION (CONTINUED)

        (J) To conform Bradford's revenue recognition policy to Inhale's revenue recognition policy. Inhale amortizes upfront fees and milestone payments over the estimated research and development period, or estimated period of continuing involvement.

        (K) To reflect a reduction in the deferred tax liability attributable to amortization of non-goodwill intangibles and Bradford operating loss.

        (L)       To reflect the estimated deferred tax liability associated with the acquisition.




                                       F-33